Exhibit 3.1

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF ORGANIZATION

                             AmeriFirst Fund I, LLC
                                 (Present name)
                      (A Florida Limited Liability Company)

FIRST: The Articles of Organization were filed on 9/20/2002 and assigned document number L020000024644.

SECOND: The following amendment(s) to the Articles of organization was/were adopted by the limited liability company:

                  The name of AmeriFirst Fund I, LLC has been changed to Capital Benefits, LLC

Dated May 20th, 2005

      ------------------------------------------------------------
      Signature of a member or authorized representative of member

      John Tooke
      -------------------------------
      Typed or printed name of signer